SPACEDEV, INC.
                                13855 STOWE DRIVE
                                 POWAY, CA 92064




November  17,  2003

Dan  DaPra
13855  Stowe  Drive
Poway,  CA  92064

Dear  Dan:

SpaceDev, Inc. is dedicated to providing innovative and affordable space solutions. As a small, growing company, we highly value the professional competence and personal commitment of each member of our team. We believe that your capabilities and professional experience match our needs and expectations. I am therefore pleased to make the following offer, subject to Board of Director approval:

     Position:                     Vice  President  of  Engineering

     Reporting  to:                Chief  Executive  Officer

     Responsible  for:             Engineering   management    and    leadership
                                   functions,  intellectual  property protection
                                   (in conjunction with legal and CFO), project management and analysis, technical strategic planning and any other programs, projects or assignments from the CEO.

     Classification:               Exempt

     Annual  Salary:               US$125,000  per  annum

     Cash  Bonus:                  TBD

     Stock  Options:               Incentive   stock  options  (defined  in  the
                                   Company's 1999 Stock Option Plan) to purchase
                                   up  to  250,000  shares  of  SpaceDev  common
                                   stock,  subject to Board approval. Vesting of
                                   these   options   will   be:  25,000   shares
                                   immediately  vested upon joining the Company;
                                   125,000 shares vested upon meeting certain performance goals that will be established with the CEO and 100,000 shares shall vest in ten (10) equal semi-annual installments over 60 months on every 6-month anniversary of the Grant Date, at an exercise price equal to the Fair Market Value of SpaceDev stock at the Grant Date, with a six (6) year expiration date.

     Paid Time Off & Holidays:     Ten  (10)  days  PTO  (paid time-off). Twelve
                                   (12)  holidays  (fixed   and  floating)   off
                                   granted under Standard SpaceDev Plan per Employee Handbook.

     Medical/Dental/Other
     Benefits:                     Standard SpaceDev Plan per Employee Handbook.
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     Reimbursements:               All  reasonable  and   appropriate   business
                                   expenses  shall  be  reimbursed  in  a timely
                                   manner    with   proper    receipts    and/or
                                   documentation.

     Severance:

If, as a result of a Change in Control or within twelve (12) months of employment with SpaceDev, Employee is either involuntarily terminated other than for Cause or resigns for Good Reason within the Election Window, as defined herein, the Company shall pay Employee the full amount of the accrued but unpaid salary earned through the date of termination, plus a cash payment for all unused PTO time which Employee may have accrued as of the date of termination. In addition, the Company shall pay Employee a severance allowance equal to six
(6) months compensation at Employee's then current Base Salary less taxes and social security required to be withheld, payable biweekly pursuant to the payroll procedures regularly established by the Company, and shall maintain health benefits for Employee for a period of six (6) months following the date of termination. If required by a successor company, Executive will not engage in any competitive activity for a period of one (1) year following a Change in Control. Executive will not engage in any solicitation of employees for a period of one (1) year following termination of employment.

For purposes of this provision, "Election Window" shall mean the thirty (30) day period beginning on the earlier of the date a Change in Control is publicly announced or the date a Change in Control takes effect. A Change in Control shall be deemed to have occurred if:

(A) The acquisition (other than from Company) by any person, entity or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act
(excluding, for this purpose, any employee benefit plan of Company or its subsidiaries which acquires beneficial ownership of voting securities of Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding shares of Common Stock or the combined voting power of Company's then outstanding voting securities entitled to vote generally in the election of directors; or

(B) Approval by the stockholders of Company of a reorganization, merger, consolidation, in each case, with respect to which the shares of Company voting stock outstanding immediately prior to such reorganization, merger or consolidation do not constitute or become exchanged for or converted into more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, or a liquidation or dissolution of Company or of the sale of all or substantially all of the assets of Company. A reduction of Mr. Benson's stock below 50% shall NOT be considered a Change of Control.

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"Good  Reason" shall mean a resignation of Employee's employment during the Term as a result of any of the following: (i) a meaningful and detrimental alteration in your position, titles, responsibilities or reporting responsibilities from that contemplated under this Agreement; provided, however, that a change in your position, titles, responsibilities or reporting responsibilities as a result of or in connection with a Change in Control shall not constitute an event of Good Reason for purposes of this Agreement; (ii) the failure of the Company to obtain an agreement reasonably satisfactory to you from any successor to assume and agree to perform this Agreement; or (iii) the significant mandatory reduction by the Company in your annual rate of Base Salary; or (iv) relocation of the principal place of employment of Employee by a distance greater than thirty-five
(35)  miles  from  the  current  headquarters  of  the  Company.

     Start  Date:                    December  8,  2003  or  January  6,  2004

We look forward to your acceptance of this offer and to a mutually rewarding professional relationship. This offer is good until the close of business November 6, 2003. After accepting this offer, please acknowledge by signing and returning this offer letter.

Sincerely,

SpaceDev,  Inc.

By:  /s/  Richard  B.  Slansky
------------------------------

Richard  B.  Slansky
Chief  Financial  Officer

--------------------------------------------------------------------------------

I understand that employment with SpaceDev, Inc. is not for a specified term, and is at the mutual consent of the employee and the Company. Accordingly, either the employee or the Company can terminate the employment relationship at will, with or without cause, at any time. Nothing in this offer is intended or understood to create a different relationship with the Company. My signature below is acceptance of this compensation offer stated. Please return the original signed letter and maintain the copy for your records.

                         By:  /s/  Dan  DaPra                 November  17, 2003
                         -------------------------------------------------------
                         Dan  DaPra                           Date

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